UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Famous Dave’s of America, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FAMOUS DAVE’S OF AMERICA, INC.
12701 WHITEWATER DRIVE, SUITE 200
MINNETONKA, MN 55343
T 952-294-1300 F 952-294-1301 famousdaves.com
April 13, 2009
Joshua G. Welch
Vicuña Advisors LLC
107 Wilcox Road
Stonington, CT 06378
Dear Mr. Welch:
We are in receipt of your letter of April 8, 2009, requesting on behalf of Vicuña Advisors a seat on the Board of Directors of Famous Dave’s. Please be advised that there currently is no vacancy on the Board. Also, we could not ascertain from your request the name of your proposed candidate or that candidate’s qualifications. Should an opening arise, we would be willing to entertain qualified candidates to serve on the Board, and direct your attention to the Company’s Corporate Governance Principles and Practices which is posted on the Company’s website, and which details the criteria we look for in a proposed candidate. We do note and strongly disagree with your view that Vicuña is entitled to representation on the Board solely by virtue of the size of its equity ownership.
We appreciate your past and look forward to your continued support as the Company navigates through these difficult economic times and will continue to entertain your insights and suggestions concerning the Company’s operations, use of capital, and strategic direction as we have faithfully done in the past.
Sincerely,
Famous Dave’s of America, Inc.
/s/ Dean Riesen
Dean Riesen
Chair of the Corporate Governance
  and Nominating Committee